CERTIFICATE OF TRUST OF
                         REPUBLIC NEW YORK CAPITAL II


THIS CERTIFICATE OF TRUST of Republic New York Capital II (the "Trust"), dated as of November 26, 1996, is being duly executed and filed by Bankers Trust (Delaware), a Delaware banking corporation, as trustee, Thomas F. Robards, an individual, as trustee and Stephen Saali, an individual, as trustee to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust formed hereby is Republic New York Capital II.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows: Bankers Trust (Delaware), 1001 Jefferson Street, Suite 550, Wilmington, DE 19801.

     3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State.

     4.   Duration. The Trust created hereby shall terminate on December 3,
2050.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first written above.

                            BANKERS TRUST (DELAWARE),
                            not in its individual capacity but solely as trustee


                            By:      /s/ James H. Stallkamp
                                   ------------------------------
                            Name:      James H. Stallkamp
                            Title:          President

                            THOMAS F. ROBARDS, not in his individual capacity but solely as trustee


                                    /s/ Thomas F. Robards
                            -------------------------------------


                            STEPHEN SAALI, not in his individual
                            capacity but solely as trustee


                                     /s/ Stephen J. Saali
                           -----------------------------------------